APPENDIX A

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL) LIMITED

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Wells Fargo Alternative Risk Premia Fund

Wells Fargo Emerging Markets Bond Fund

Wells Fargo Global Investment Grade Credit Fund

Wells Fargo International Bond Fund

Wells Fargo International Government Bond Fund

Wells Fargo Strategic Income Fund1

Appendix A amended:  May 28, 2020

1. On May 28, 2020 the Board of Trustees of Wells Fargo Funds Trust approved a sub-adviser change to the Strategic Income Fund (the “Fund”).  Effective August 2, 2020, the Fund will be removed from the Investment Sub-Advisory Agreement by and among Wells Fargo Funds Trust, Wells Fargo Management, LLC and Wells Fargo Asset Management (International) Limited.